Exhibit No. 16.1
Signet International Holdings, Inc.
File No.  000-51185
Form 10-K
For the year ended December 31, 2009

Letterhead of S. W. Hatfield, CPA

April 9, 2010

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On April 9, 2010, this Firm received the final draft copy of a Current Report on Form 8-K to be filed by Signet International Holdings, Inc. (SEC File #000-51175, CIK # 1317833) (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the draft Form 8-K,  Item 9 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas